Unitil Corporation Exhibit 10.1

Third Amended and Restated

2003 Stock Plan

Effective: May 1, 2024

Unitil Corporation

Third Amended and Restated

2003 Stock Plan

ARTICLE 1

Establishment, Objectives, and Duration

1.1 Establishment of the Plan. Unitil Corporation, a corporation organized and existing under New Hampshire law (the “Company”), hereby establishes an incentive compensation plan to be known as the “Unitil Corporation Third Amended and Restated 2003 Stock Plan” (hereinafter referred to as the “Plan”). The Plan permits the grant of shares of common stock and Restricted Stock Units (the ”Shares”). The Plan first became effective on January 1, 2003 and was previously known as the “Unitil Corporation 2003 Restricted Stock Plan.” On March 24, 2011, the Plan was amended and restated to permit the granting of Restricted Stock Units, to change the name of the Plan to the “Unitil Corporation Amended and Restated 2003 Stock Plan,” and to make other non-material revisions. On April 19, 2012, the Plan was again amended, restated and renamed, and became effective on April 19, 2012. The Plan, as further amended, restated and renamed, will become effective on May 1, 2024, if approved by the Company's shareholders at the Company's 2024 Annual Meeting of Shareholders. The Plan shall remain in effect as provided in Section 1.3 hereof.

1.2 Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through incentives which are consistent with the Company’s goals and which link the personal interests of Participants to those of the Company’s shareholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants.

1.3 Duration of the Plan. The Plan shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Article 14 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions.

ARTICLE 2

Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and, when the meaning is intended, the initial letter of the word shall be capitalized:

2.1 “Affiliate” means any parent or subsidiary of the Company which meets the requirements of Section 424 of the Code.

2.2 “Award” means, individually or collectively, an award under this Plan of Shares or Restricted Stock Units.

2.3 “Award Agreement” means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards made under the Plan.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Change in Control” means the satisfaction of any one or more of the following conditions (and the “Change in Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied):

(a) the Company receives a report on Schedule 13D filed with the Securities and Exchange Commission pursuant to Rule 13(d) of the Exchange Act, disclosing that any person, group, corporation or other entity is the beneficial owner, directly or indirectly, of 25% or more of the outstanding Shares;

(b) any “person” (as such term is used in Section 13(d) of the Exchange Act), group, corporation or other entity other than the Company or a wholly-owned subsidiary of the Company, purchases Shares pursuant to a tender offer or exchange offer to acquire any Shares (or securities convertible into Shares) for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the outstanding Shares (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire Shares);

(c) consummation of a transaction which involves (1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which Shares of the Company would be converted into cash, securities or other property (except where the Company’s shareholders before such transaction will be the owners of more than 75% of all classes of voting securities of the surviving entity); or (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company.

(d) there shall have been a change in a majority of the members of the Board within a 25-month period, unless the election or nomination for election by the Company’s shareholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the 25-month period.

2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7 “Committee” means (i) the Compensation Committee of the Board, as specified in Article 3 herein, or (ii) such other Committee appointed by the Board to administer the Plan (or aspects thereof) with respect to grants of Awards except (a) as may be prohibited by applicable law, the Company’s Articles of Incorporation or the Company’s By-Laws or (b) as may conflict with the authority that the Board has delegated to another Committee appointed by the Board.

2.8 “Company” means Unitil Corporation, a corporation organized and existing under New Hampshire law, and any successor thereto as provided in Article 17 herein.

2.9 “Consultant” means an independent contractor who is performing consulting services for one or more entities in the Group and who is not an employee of any entity in the Group.

2.10 “Director” means a member of the Board or a member of the board of directors of an Affiliate.

2.11 “Director Participant” means a Participant who receives an Award for his or her services as a Director.

2.12 “Disability” shall have the meaning ascribed to such term in the long-term disability plan maintained by the Company, or if no such plan exists, at the discretion of the Committee.

2.13 “Dividend Equivalents” shall have the meaning ascribed to such term in Section 7.5 hereof.

2.14 “Employee” means any employee of the Group, including any employees who are also Directors.

2.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.16 “Fair Market Value” means as of any date, the closing price based upon composite transactions on a national stock exchange for one Share or, if no sales of Shares have taken place on such date, the closing price on the most recent date on which selling prices were quoted. In the event the Company’s Shares are no longer traded on a national stock exchange, Fair Market Value shall be determined in good faith by the Committee.

2.17 “Group” means the Company and its Affiliates.

2.18 “Named Executive Officer” means a Participant who, as of the date of vesting of an Award, is one of the group of “covered employees,” as defined in the regulations promulgated under Code Section 162(m), or any successor section.

2.19 “Nonemployee Director” shall have the meaning ascribed to such term in Rule 16b-3 of the Exchange Act.

2.20 “Outside Director” shall have the meaning ascribed to such term under the regulations promulgated with respect to Code Section 162(m).

2.21 “Participant” means a current or former Employee, Director, or Consultant who has outstanding an Award granted under the Plan.

2.22 “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

2.23 “Period(s) of Restriction” means the period (or periods) during which the transfer of Shares or Restricted Stock Units are limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Shares or Restricted Stock Units are subject to a substantial risk of forfeiture.

2.24 “Plan” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.25 “Restricted Stock” or “Restricted Share” means an Award of Shares granted to a Participant pursuant to Article 6 herein subject to a Period(s) of Restriction.

2.26 “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 7 herein.

2.27 “RSU Election” shall have the meaning ascribed to such term in section 7.1 hereof.

2.28 “Shares” means the shares of common stock (no par value) of the Company.

2.29 “Termination of Service” means, (i) if an Employee, termination of employment with all entities in the Group, (ii) if a Director, termination of service on the Board and the board of directors of any Affiliate, as applicable, and (iii) if a Consultant, termination of the consulting relationship with all entities in the Group; provided, however, that if a Participant serves the Group in more than one of the above capacities, Termination of Service shall mean termination of service in all such capacities; provided, however, that with respect to any Restricted Stock Units that constitute deferred compensation for purposes of Code Section 409A, the term Termination of Service shall mean “separation from service,” as that term is used in Code Section 409A.

ARTICLE 3

Administration

3.1 The Committee. The Plan shall be administered by the Committee. To the extent the Company deems it to be necessary or desirable with respect to any Awards made hereunder, the members of the Committee may be limited to Nonemployee Directors or Outside Directors, who shall be appointed from time to time by, and shall serve at the discretion of, the Board.

3.2 Authority of the Committee. Except as limited by law or by the Articles of Incorporation or the By-laws of the Company, and subject to the provisions herein, the Committee shall have full power to select the persons who shall participate in the Plan; determine the sizes of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan as they apply to Participants; establish, amend, or waive rules and regulations for the Plan’s administration as they apply to Participants; and (subject to the provisions of Article 14 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified herein.

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its shareholders, Affiliates, Participants, and their estates and beneficiaries.

ARTICLE 4

Shares Subject to the Plan and Maximum Awards

4.1 Number of Shares Available for Grants.

(a) Subject to adjustment as provided in Section 4.2, the maximum number of Shares available for Awards to Participants under the Plan shall be 1,027,500 Shares. The 1,027,500 Shares referred to in the immediately preceding sentence includes 177,500 Shares initially made available for Awards to Participants under the Plan, 500,000 Shares added to the Plan as of April 19, 2012, and 350,000 Shares added to the Plan as of May 1, 2024. To the extent all or any portion of an Award expires before vesting, is forfeited, or is paid in cash, the Shares subject to such portion of the Award shall again be available for issuance under the Plan. For avoidance of doubt, if Shares are returned to the Company in satisfaction of taxes relating to a Restricted Stock Award, such issued Shares shall not become available again under the Plan.

(b) The maximum aggregate number of Shares or Restricted Stock Units that may be granted in any one calendar year to any one Participant shall be 20,000, subject to adjustment in accordance with Section 4.2.

4.2 Adjustments in Authorized Shares. In the event of an equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation) affecting the Shares, such as a stock dividend, stock split, spin off, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Committee shall authorize and make an equitable adjustment to the number and kind of Shares that may be delivered pursuant to Section 4.1 and, in addition, may authorize and make an equitable adjustment to the Award limit set forth in Section 4.1(b). In the event of any other change in corporate capitalization, such as a merger, consolidation, reorganization or partial or complete liquidation of the Company, the Committee may, in its sole discretion, authorize and make such proportionate adjustments, if any, as the Committee shall deem appropriate to prevent dilution or enlargement of rights, including, without limitation, an adjustment in the maximum number and kind of Shares or Restricted Stock Units that may be delivered pursuant to Section 4.1 and in the Award limit set forth in Section 4.1(b). The number of Shares or Restricted Stock Units subject to any Award shall always be rounded to the nearest whole number, with one-half (1/2) of a share rounded up to the next higher number.

ARTICLE 5

Eligibility and Participation

5.1 Eligibility. Persons eligible to participate in this Plan include all Employees, Directors and Consultants of the Group.

5.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, Directors and Consultants those to whom Awards shall be made and shall determine the nature and amount of each Award.

ARTICLE 6

Stock Awards

6.1 Grant of Stock Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares to Participants in such amounts as the Committee shall determine and subject to any restrictions the Committee may deem appropriate.

6.2 Stock Award Agreement. Each grant of Shares shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, if any, the number of Shares granted, and such other provisions as the Committee shall determine.

6.3 Transferability. Except as provided in this Article 6, the Shares granted herein may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of any applicable Period(s) of Restriction established by the Committee and specified in the Award Agreement.

6.4 Restrictions.

(a) Subject to the terms hereof, the Committee shall impose such conditions and/or restrictions on any Shares granted pursuant to the Plan as it may deem advisable and as are expressly set forth in the Award Agreement including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), time-based restrictions, and/or restrictions under applicable federal or state securities laws. For purposes of Awards granted under this Article 6, the period(s) that the Shares are subject to such conditions and/or restrictions shall be referred to as the “Period(s) of Restriction.”

(b) The Participant shall execute appropriate stock powers in blank and such other documents as the Committee shall prescribe.

(c) Subject to restrictions under applicable law or as may be imposed by the Company, Shares covered by each Award made under the Plan shall become freely transferable by the Participant after the last day of any applicable Period(s) of Restriction.

6.5 Voting Rights. During any Period(s) of Restriction, subject to any limitations imposed under the By-laws of the Company, Participants holding Shares granted hereunder may exercise full voting rights with respect to those Shares.

6.6 Dividends and Other Distributions. During any Period(s) of Restriction, Participants holding Shares granted hereunder may be credited with regular dividends paid with respect to the underlying Shares while they are so held. The Committee may apply any restrictions to the dividends that the Committee deems appropriate and as are expressly set forth in the Award Agreement. Without limiting the generality of the preceding sentence, if the grant or vesting of Shares granted to a Named Executive Officer is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares, such that the dividends and/or the Shares maintain eligibility for the Performance-Based Exception.

ARTICLE 7

Restricted Stock Units

7.1 Grant of Restricted Stock Units. Subject to the terms and provisions of the Plan (a) the Committee, at any time and from time to time, may grant Restricted Stock Units to Participants in such amounts as the Committee shall determine and (b) to the extent permitted by the Committee, Director Participants may elect to receive Restricted Stock Units in lieu of Shares (an “RSU Election”) that such Director Participant otherwise would receive for services on the Board. Each Restricted Stock Unit Award shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction/vesting schedule (if any), the number of Restricted Share Units granted, and such other provisions as the Committee shall determine. A Restricted Stock Unit is a notional unit of measurement denominated in Shares (i.e., one Restricted Stock Unit is equivalent in value to one Share), which represents an unfunded, unsecured right to receive Shares or a cash amount equal to the Fair Market Value of the Shares that would have been received (as specified in the applicable RSU Agreement) on the terms and conditions set forth herein and in the applicable RSU Agreement.

7.2 RSU Elections. Any RSU Election will be made in the manner determined by the Committee. Notwithstanding the foregoing, an RSU Election shall only be effective if (a) the RSU Election was made in the calendar year prior to the calendar year in which the services to which the Shares and Restricted Stock Units relate are performed, (b) the RSU Election was made within 30 days of a Director Participant first becoming eligible to participate in the Plan and such RSU Election is limited to compensation earned following the date of such election, or (c) the Committee determined the RSU Election otherwise constitutes a compliant deferral election under Code Section 409A. Once a Director Participant makes an RSU Election, such election shall remain in place until revoked or changed by the Director Participant in accordance with procedures determined by the Committee. Any such revocation or change will only be effective with respect to Shares and Restricted Stock Units relating to service in calendar years following such revocation or change, unless otherwise provided by the Committee.

7.3 Vesting. The Committee shall, in its discretion, determine any vesting requirements with respect to a Restricted Stock Unit Award, which shall be set forth in the Award Agreement. The requirements for vesting of a Restricted Stock Unit Award may be based on the continued service of the Participant for a specified time period (or periods) and/or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. A Restricted Stock Unit Award may also be granted on a fully vested basis, with a deferred payment date as may be determined by the Committee or elected by the Participant in accordance with the rules established by the Committee.

7.4 Settlement of Restricted Stock Units. Restricted Stock Units shall be settled (i.e., paid out) at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Restricted Stock Units that constitute deferred compensation for purposes of Code Section 409A shall only be settled on dates or events that comply with Code Section 409A. If Restricted Stock Units are settled in cash, the payment with respect to each Restricted Stock Unit shall be determined by reference to the Fair Market Value of one Share on the day immediately prior to the settlement date. Restricted Stock Unit Award Agreements may provide for payment to be made in cash or in Shares, or in a combination thereof.

7.5 Dividend Equivalents. Restricted Stock Units may be granted, at the discretion of the Committee, with or without the right to receive Dividend Equivalents with respect to the Restricted Stock Units. A Dividend Equivalent is an unfunded, unsecured right to receive (or be credited with) an amount equal to the regular cash dividend payments (if any) the Participant would have been entitled to had he or she held the number of Shares underlying the Restricted Stock Units on the record date of any regular cash dividend on the Shares. The Committee may apply any terms, restrictions or conditions on the Dividend Equivalents as it deems appropriate (including, without limitation, deferring payment of the Dividend Equivalents until the related Restricted Stock Units are settled or converting Dividend Equivalents to additional Restricted Stock Units). Any such terms, restrictions or conditions shall be set forth in the Restricted Stock Unit Award Agreement.

7.6 No Rights as Stockholder. The Participant shall not have any voting or other rights as a stockholder with respect to the Shares underlying Restricted Stock Units until such time as Shares may be delivered to the Participant pursuant to the terms of the Award.

ARTICLE 8

Termination of Service

Each Award Agreement shall set forth the effect that Termination of Service shall have upon that Award. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for Termination of Service; provided, however, that the following shall automatically apply to the extent different provisions are not expressly set forth in a Participant’s Award Agreement:

(a) Upon a Termination of Service for any reason other than death, retirement or Disability, all unvested Restricted Shares shall be forfeited as of the termination date.

(b) Upon a Termination of Service as a result of the Participant’s death, retirement or Disability, all unvested Restricted Shares shall vest as of the termination date.

ARTICLE 9

Restrictions on Shares

All Shares issued pursuant to Awards granted hereunder, and a Participant’s right to receive Shares upon vesting or settlement of an Award, shall be subject to all applicable restrictions contained in the Company’s By-laws, shareholders agreement or insider trading policy, and any other restrictions imposed by the Committee, including, without limitation, restrictions under applicable securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and restrictions under any blue sky or state securities laws applicable to such Shares.

ARTICLE 10

Performance Measures

If an Award is subject to Code Section 162(m) and the Committee determines that such Award should be designed to comply with the Performance-Based Exception, the performance measure(s), the attainment of which determine the degree of vesting, to be used for purposes of such Awards shall be chosen from among earnings per share, economic value added, market share (actual or targeted growth), net income (before or after taxes), operating income, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), share price, stock price growth, total shareholder return, or such other performance measures as are duly approved by the Committee and the Company’s shareholders.

ARTICLE 11

Beneficiary Designation

Subject to the terms and conditions of the Plan and the applicable Award Agreement, each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom Shares under the Plan are to be transferred in the event of the Participant’s death. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing during the Participant’s lifetime with the party chosen by the Company, from time to time, to administer the Plan. In the absence of any such designation, Shares shall be paid to the Participant’s estate following his death.

ARTICLE 12

Rights of Participants

12.1 Continued Service. Nothing in the Plan shall:

(a) interfere with or limit in any way the right of the Company to terminate any Participant’s employment, service as a Director, or service as a Consultant with the Group at any time, or

(b) confer upon any Participant any right to continue in the service of any member of the Group as an Employee, Director or Consultant.

12.2 Participation. Participation is determined by the Committee. No person shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 13

Change in Control

Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, any restrictions and transfer limitations imposed on Restricted Shares shall immediately lapse and any unvested Restricted Stock Units shall immediately become vested.

ARTICLE 14

Amendment or Termination

The Board may at any time and from time to time amend or terminate the Plan or any Award hereunder in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan to continue to comply with any applicable tax or securities laws or regulations, or the rules of any securities exchange on which the securities of the Company are listed, shall be effective unless such amendment shall be approved by the requisite vote of shareholders of the Company entitled to vote thereon; provided further that no such amendment or termination shall adversely affect any Award hereunder without the consent of the Participant.

ARTICLE 15

Withholding

15.1 Tax Withholding. The Company shall have the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any taxes required by federal, state, or local law or regulation to be withheld with respect to any taxable event arising in connection with an Award.

15.2 Share Withholding. Participants may elect, subject to the approval of the Committee, to satisfy all or part of such withholding requirement by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

ARTICLE 16

Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification is subject to the person having been successful in the legal proceedings or having acted in good faith and what is reasonably believed to be a lawful manner in the Company’s best interests. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 17

Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 18

Miscellaneous

18.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

18.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

18.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to, and may be made contingent upon satisfaction of, all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.4 Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the state of New Hampshire.

18.5 Section 409A Compliance. To the extent applicable, it is intended that the Plan and all Awards of Restricted Stock Units comply with the requirements of Section 409A, and the Plan and the Restricted Stock Unit Award Agreements shall be interpreted accordingly.

(a) If it is determined that all or a portion of a Restricted Stock Unit Award constitutes deferred compensation for purposes of Code Section 409A, and if the Participant is a “specified employee” (as defined in Code Section 409A(a)(2)(B)(i)) at the time of the Participant’s separation from service (as that term is used in Code Section 409A), then, to the extent required under Section 409A, any Shares or cash that would otherwise be paid upon the Grantee’s separation from service in respect of the Restricted Stock Units (including any related Dividend Equivalents that constitute deferred compensation for purposes of Section 409A) shall instead be paid on the earlier of (i) the first business day of the sixth month following the date of the Participant’s separation from service (as that term is used in Code Section 409A) or (ii) the Grantee’s death.

(b) If it is determined that all or a portion of a Restricted Stock Unit Award constitutes deferred compensation for purposes of Code Section 409A, upon a Change in Control that does not constitute a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (as those terms are used in Code Section 409A), the Restricted Stock Units shall vest at the time of the Change in Control to the extent so provided Article 13, but settlement of any Restricted Stock Units (and payment of any related Dividend Equivalents Payments) that constitute deferred compensation for purposes of Code Section 409A shall not be accelerated (i.e., payment shall occur when it would have occurred absent the Change in Control).